Exhibit 10.5


                              EMPLOYMENT AGREEMENT

      THIS EMPLOYMENT AGREEMENT ("Agreement") made as of the ______ day of ________, 199_, by and among CITY HOLDING COMPANY, a West Virginia corporation ("Employer"), and Bernard C. McGinnis, III ("Employee").

                                WITNESSETH THAT:

      WHEREAS, Employee has heretofore been employed and rendered services to Horizon Bancorp, Inc. ("Horizon"), as Executive Vice President;

      WHEREAS, Horizon was merged into Employer on __________ __, 199_, (the "Merger") pursuant to an Agreement and Plan of Reorganization dated as of August 7, 1998 (the "Reorganization Agreement") between Horizon and Employer;

      WHEREAS, Employer considers the continued availability of Employee's services to be important to the management and conduct of Employer's business and desire to secure for itself the continued availability of Employee's services; and

      WHEREAS, Employee is willing to make his services available to Employer on the terms and subject to the conditions set forth herein.

      NOW, THEREFORE, in consideration of the mutual covenants contained herein, the parties hereto agree as follows:

      1. Employment. Employee is employed as Vice Chairman of the Board of Directors of Employer. Employee shall have such duties and responsibilities as are commensurate with such positions. Employee hereby accepts and agrees to such employment, subject to the general supervision and pursuant to the orders, advice, and direction of Employer and its Board of Directors. Employee shall perform such duties as are customarily performed by one holding such positions in other same or similar businesses or enterprises as that engaged in by Employer, and shall also additionally render such other services and duties as may be reasonably assigned to him from time to time by Employer, consistent with his positions.

      2. Term of Employment. The term of this Agreement shall commence from and after the date hereof, and shall terminate on the day next preceding the fifth anniversary of the date hereof unless extended as provided herein. On each

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monthly anniversary date starting the first month after the date hereof, this
Agreement will be automatically extended for an additional month; provided, however, that on any one month anniversary date either Employer or Employee may serve notice to the other party to fix the term to a definite five year period from the date of such notice and no further automatic extensions will occur. Notwithstanding the foregoing, this Agreement will not be extended beyond the first day of the month coincident with or next following the date on which Employee attains age sixty-five (65). The term of this Agreement as may be extended pursuant to this Section 2, or, as may be shortened in accordance with
Section 5 or 6 hereof, is hereinafter referred to as the "Term."

      3.    Compensation.

            a. For all services rendered by Employee to Employer under this Agreement, Employer shall pay to Employee, for the one-year period beginning on the date hereof, a minimum annual salary at a rate not less than $170,000, payable in accordance with the payroll practices of Employer applicable to all officers.

            b. Employee shall participate in such incentive plans of Employer for which he may become eligible and designated a participant, as such plans may be modified from time to time.

            c. After the first year following the date hereof, any salary increase payable to Employee shall be determined in accordance with Employer's annual salary plan, and be based on Employer's performance and the performance of Employee.

            d. Except as otherwise specifically provided herein, for so long as Employee is employed by Employer, Employee also shall be paid, on the same basis as other officers of Employer, employee pension and welfare benefits and group employee benefits such as sick leave, vacation, group disability and health, life, and accident insurance and similar indirect compensation which Employer may from time to time extend to its officers; provided that Employee shall receive term life insurance coverage in an amount not less than $400,000.00

            e. If during the Term of the Agreement the Employee becomes eligible for retirement under Employer's retirement plans and he retires, Employee may elect to continue receiving the health insurance coverage provided to Employee prior to retirement at a comparable rate available to other retired employees.

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            f. For so long as Employee is employed by Employer, Employer shall pay Employee's reasonable country club dues and expenses.

            g. For so long as Employee is employed by Employer, Employer shall furnish Employee with an automobile in accordance with the customary practices of Employer for executives at his level.

            h. For so long as Employee is employed by Employer, Employer shall pay Employee's reasonable civic club dues.

      4. Covenants of the Employee.

            a. Subject to the limitations provided in Sections 4(b) and 4(d) (whichever may be applicable), upon termination of Employee's employment prior to the expiration of the Term, Employee will not directly or indirectly, either as a principal, agent, employee, employer, stockholder, co-partner or in any other individual or representative capacity whatsoever, engage in the banking and financial services business, which includes consumer, savings, commercial banking and the insurance and trust businesses, or the savings and loan or mortgage banking business, or any other business in which the Employer or its Affiliates are engaged, anywhere in the state of West Virginia and in any county outside of West Virginia contiguous to West Virginia, nor will the Employee solicit, or assist any other person in so soliciting, any depositors or customers of Employer or its Affiliates or induce any then or former employee of Employer or its Affiliates to terminate their employment with Employer or its Affiliates. The term "Affiliate" as used in this Agreement means a Person that directly or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, another Person. The term "Person" as used in this Agreement means any person, partnership, corporation, group or other entity.

            b. If Employee voluntarily terminates his employment with Employer and its Affiliates, Employee will be subject to the provisions of Section 4(a) for any period of time during which Employee elects to receive compensation pursuant to Section 6(e).

            c. If Employee's employment is terminated by Employer or its Affiliates for Just Cause (as defined in Section 6(b) herein), Employee will not be subject to the provisions of Section 4(a).

            d. If Employee's employment is terminated by Employer or its Affiliates for reasons other than Just Cause (as defined in Section 6(b) herein) at any time, Employee will be subject to the provisions of Section 4(a) until the earlier of: (i) the first anniversary of Employee's termination or (ii) the date as of which Employee elects to forego any further compensation pursuant to the last sentence of Section 6(c).

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            e. Notwithstanding any other provision of this Agreement to the contrary, if Employee voluntarily terminates his employment with Employer or its Affiliates in accordance with Section 6(d), Employee will not be subject to
Section 4(a).

            f. During the Term of Employee's employment hereunder and thereafter, and except as required by any court, supervisory authority or administrative agency or as may be otherwise required by applicable law, Employee shall not, without the written consent of the Board of Directors of Employer or a person authorized thereby, disclose to any person, other than an employee of Employer or an Affiliate thereof or a person to whom disclosure is reasonably necessary or appropriate in connection with the performance by Employee of his duties as an employee of Employer or an Affiliate, any confidential information obtained by him while in the employ of Employer, unless such information has become a matter of public knowledge at the time of such disclosure.

            g. The covenants contained in this Section 4 shall be construed and interpreted in any judicial proceeding to permit their enforcement to the maximum extent permitted by law. Employee agrees that the restraints imposed herein are necessary for the reasonable and proper protection of Employer and its Affiliates and that each and every one of the restraints is reasonable in respect to such matter, length of time and the area. Employee further acknowledges that damages at law would not be a measurable or adequate remedy for breach of the covenants contained in this Section 4 and, accordingly, Employee agrees to submit to the equitable jurisdiction of any court of competent jurisdiction in connection with any action to enjoin Employee from violating any such covenants.

      5. Disability. If, by reason of physical or mental disability during the term hereof, Employee is unable to carry out the essential functions of his employment hereunder for twelve (12) consecutive months, his services hereunder may be terminated by action of the Board of Directors of Employer determining so to do upon one month's notice to be given to Employee at any time after the period of twelve (12) continuous months of disability and while such disability continues. If, prior to the expiration of the one month period after the giving of such notice, Employee shall recover from such disability and return to the full-time active discharge of his duties, then such notice shall be of no further force and effect and Employee's employment shall continue as if the same had been uninterrupted. If Employee shall not so recover from his disability and

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return to his duties, then his services shall terminate at the expiration date of such one month's notice with the same force and effect as if that date had been the date of termination originally provided for hereunder. During the first twelve (12) months of the period of Employee's disability, Employee shall continue to earn all compensation (including bonuses and incentive compensation) to which Employee would have been entitled as if he had not been disabled, such compensation to be paid at the time, in the amounts, and in the manner provided in Section 3(a), inclusive of any compensation received pursuant to any applicable disability insurance plan of Employer. Thereafter, Employee shall receive compensation to which he is entitled under any applicable disability insurance plan. At that time Employee shall also be deemed to have voluntarily terminated his employment and shall be entitled to receive Termination Compensation as set forth in Section 6(e). In the event a dispute arises between Employee and Employer concerning Employee's physical or mental ability to continue or return to the performance of his duties as aforesaid, Employee shall submit to examination by a competent physician mutually agreeable to the parties, and his opinion as to Employee's capability to so perform will be final and binding. Upon termination of Employee's services by reason of disability, the Term shall end.

      6.    Termination.

            a. If Employee shall die during the Term, this Agreement and the employment relationship hereunder will automatically terminate on the date of death, which date shall be the last date of the Term. Notwithstanding this Subsection 6(a), if Employee dies while employed by Employer, Employee's estate shall receive annually 60% of Employee's Termination Compensation until the earlier to occur of (x) five years from the date of Employee's death, or (y) the date on which Employee would have reached age 65. Notwithstanding this Subsection 6(a), if Employee dies while receiving payments under Subsection 6(e), Employee's estate shall receive annually 60% of Employee's Termination Compensation until the earlier to occur of (i) five years from the date any payments under Subsection 6(e) commenced, or (ii) the date on which Employee would have reached age 65.

            b. Employer shall have the right to terminate Employee's employment under this Agreement at any time for Just Cause, which termination shall be effective immediately. Termination for "Just Cause" shall include termination for Employee's personal dishonesty, gross incompetence, willful misconduct, breach of a fiduciary duty involving personal profit, intentional failure to perform stated duties, willful violation of any law, rule or regulation (other than traffic violations or similar offenses) or a final cease-and-desist order, conviction of a felony or of a misdemeanor involving moral turpitude, unethical business practices in connection with Employer's business, misappropriation of Employer's assets (determined on a reasonable basis) or those of their Affiliates, or material breach of any other provision of this Agreement, provided that Employee has received written notice from Employer of such material breach and such breach remains uncured thirty days after the delivery of such notice. In the event Employee's employment under this Agreement is terminated for Just Cause, Employee shall have no right to receive compensation or other benefits under this Agreement for any period after such termination.

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            c. Employer may terminate Employee's employment other than for "Just
Cause," as described in Subparagraph (b) above, at any time upon written notice to Employee, which termination shall be effective immediately. In the event Employer terminates Employee pursuant to this Subparagraph (c), Employee will receive the highest amount of the annual cash compensation (including cash bonuses and other cash-based benefits, including for these purposes amounts earned or payable whether or not deferred) received during any of the preceding five calendar years ("Termination Compensation") in each year until the end of the Term, so long as Employee complies with Section 4(a) of the Agreement until the first anniversary of Employee's termination. Such amounts shall be payable at the times such amounts would have been paid in accordance with Section 3(a). In addition, Employee shall continue to receive health insurance coverage from Employer on the same terms as were in effect prior to Employee's termination, either under Employer's plans or comparable coverage, for all periods Employee receives Termination Compensation. Notwithstanding anything in this Agreement to the contrary, if Employee breaches Section 4(a) of this Agreement prior to the first anniversary of Employee's termination pursuant to this Section 6(c), Employee will not be entitled to receive any further compensation or benefits pursuant to this Section 6(c).

            d. In the event of a Change of Control (as defined below) of Employer at any time after the date hereof, Employee may voluntarily terminate employment with Employer up until 24 months after the Change of Control for "Good Reason" and be entitled to receive in a lump sum (i) any compensation due but not yet paid through the date of termination and (ii) in lieu of any further salary payments from the date of termination to the end of the Term, an amount equal to the Termination Compensation times 2.99.

      "Good Reason" shall mean the occurrence of any of the following events without Employee's express written consent:

                  (a) the assignment to Employee of duties inconsistent with the position and status of the offices and positions of Employer held immediately prior to the Change of Control;

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                  (b) a reduction by Employer in Employee's pay grade or base salary as then in effect or the exclusion of Employee from participation in Employer's benefit plans in which he previously participated as in effect at the date hereof or as the same may be increased from time to time during the term of this Agreement (or supplanted as a result of the Merger) or Employer's failure to increase (within 12 months of Employee's last increase in base salary) Employee's base salary in an amount which at least equals, on a percentage basis, the average percentage increase in base salary for all executives entitled to participate in Employer's executive incentive plans for which Employee was eligible during the preceding 12 months;

                  (c) an involuntary relocation of Employee more than 50 miles from the location where Employee worked immediately prior to the Change of Control or the breach by Employer of any other material provision of this Agreement; or

                  (d) any purported termination of the employment of Employee by Employer which is not effected in accordance with this Agreement.

      A "Change of Control" shall be deemed to have occurred if (i) any person or group of persons (as defined in Section 13(d) and 14(d) of the Securities Exchange Act of 1934 together with its affiliates, excluding employee benefit plans of Employer, is or becomes, directly or indirectly, the "beneficial owner" (as defined in Rule 13d-3 promulgated under the Securities Exchange Act of 1934) of securities of Employer representing 20% or more of the combined voting power of Employer's then outstanding securities; or (ii) during the term of this Agreement as a result of a tender offer or exchange offer for the purchase of securities of Employer (other than such an offer by Employer for its own securities), or as a result of a proxy contest, merger, consolidation or sale of assets, or as a result of any combination of the foregoing, individuals who at the beginning of any two-year period during the term of this Agreement constitute Employer's Board of Directors, plus new directors whose election or nomination for election by Employer's shareholders is approved by a vote of at least two-thirds of the directors still in office who were directors at the beginning of such two-year period, cease for any reason during such two-year period to constitute at least two-thirds of the members of such Board of Directors; or (iii) the shareholders of Employer approve a merger or consolidation of Employer with any other corporation or entity regardless of which entity is the survivor, other than a merger or consolidation which would result in the voting securities of Employer outstanding immediately prior thereto continuing to represent (either by remaining outstanding or being

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converted into voting securities of the surviving entity) at least 80% of the combined voting power of the voting securities of Employer or such surviving entity outstanding immediately after such merger or consolidation; or (iv) the shareholders of Employer approve a plan of complete liquidation or winding-up of Employer or an agreement for the sale or disposition by Employer of all or substantially all of Employer's assets; or (v) any event which Employer's Board of Directors determines should constitute a Change of Control. Notwithstanding the foregoing, the transactions contemplated by the Reorganization Agreement shall not be considered a Change of Control.

            e. Notwithstanding any other provision of this Agreement to the contrary, in the event that Employee voluntarily terminates employment with Employer at any time after the first anniversary of the Merger (other than pursuant to Section 6(d)), Employee will be entitled to receive annually 60% of Employee's Termination Compensation, so long as Employee complies with Section 4(a) of this Agreement, until the earlier of (i) five years from the date on which Employee voluntarily terminates employment with Employer in accordance with this Subsection 6(e), or (ii) the date on which Employee reaches age 65. Such Termination Compensation shall be payable at the times such amounts would have been paid in accordance with Section 3(a). In addition, Employee shall continue to receive health insurance coverage from Employer on the same terms as were in effect prior to Employee's termination, either under the Employer's plans or comparable coverage, for all periods Employee receives Termination Compensation pursuant to this Section 6(e), so long as Employee complies with
Section 4(a) of the Agreement.

            f. In receiving any payments pursuant to this Section 6, Employee shall not be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to Employee hereunder and such amounts shall not be reduced or terminated whether or not Employee obtains other employment.

            g. Notwithstanding anything in this Agreement to the contrary, if any of the payments provided for under this Agreement (the "Agreement Payments"), together with any other payments that Employee has the right to receive (such other payments together with the Agreement Payments are referred to as the "Total Payments"), would constitute an "excess parachute payment," as defined in Section 280G(b)(2) of the Internal Revenue Code of 1986, as amended (the "Code") (an "Excess Parachute Payment"), the Agreement Payments shall be reduced by the smallest amount necessary so that no portion of such Total Payments would constitute Excess Parachute Payments. In the event Employer shall make an Agreement Payment to Employee that would constitute an Excess Parachute Payment, Employee shall return such payment to Employee (together with interest at the rate set forth in Section 1274(b)(2)(B) of the Code). To the extent the application of this Section 6(g) is triggered, the provisions of Section 4(a) shall not apply.

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      7.    Other Employment.

      Employee shall devote all of his business time, attention, knowledge and skills solely to the business and interest of Employer and its Affiliates, and Employer and its Affiliates shall be entitled to all of the benefits, profits and other emoluments arising from or incident to all work, services and advice of Employee, and Employee shall not, during the Term hereof, become interested directly or indirectly, in any manner, as partner, officer, director, stockholder, advisor, employee or in any other capacity in any other business similar to Employer's business; provided, however, that nothing herein contained shall be deemed to prevent or limit the right of Employee to invest in a business similar to Employer's business if such investment is limited to less than one percent of the capital stock or other securities of any corporation or similar organization whose stock or securities are publicly owned or are regularly traded on any public exchange.

      8.    Miscellaneous.

            a. This Agreement shall be governed by and construed in accordance with the laws of the State of West Virginia without regard to conflicts of law principles thereof.

            b. This Agreement constitutes the entire Agreement between Employee and Employer, with respect to the subject matter hereof, and supersedes all prior agreements with respect thereto. Without limiting the foregoing, Employee agrees that this Agreement satisfies any rights he may have had under any prior agreement or understanding with Horizon with respect to his employment by Horizon.

            c. This Agreement may be executed in one or more counterparts, all of which, taken together, shall constitute one and the same instrument.

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            d. Any notice or other communication required or permitted under this Agreement shall be effective only if it is in writing and delivered in person or by reliable overnight courier service or deposited in the mails, postage prepaid, return receipt requested, addressed as follows:

            To Employer:

            City Holding Company
            25 Gatewater Road
            Charleston, West Virginia 25313
            (304) 769-1100
            Attention:  Robert A. Henson, Chief Financial Officer

            To Employee:

            Bernard C. McGinnis, III
            34 Pinecrest Drive
            Huntington, West Virginia  25705

Notices given in person or by overnight courier service shall be deemed given when delivered to the address required by this Section 8(d), and notices given by mail shall be deemed given three days after deposit in the mails. Any party hereto may designate by written notice to the other party in accordance herewith any other address to which notices addressed to him shall be sent.

            e. The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof. It is understood and agreed that no failure or delay by Employer or Employee in exercising any right, power or privilege under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege hereunder.

            f. In the event any dispute shall arise between Employee and Employer as to the terms or interpretations of this Agreement, whether instituted by formal legal proceedings or otherwise, including any action taken by Employee to enforce the terms of this Agreement or in defending against any action taken by Employer, Employer shall reimburse Employee for all reasonable costs and expenses, including reasonable attorneys' fees, arising from such dispute, proceeding or action, if Employee shall prevail in any action initiated by Employee or shall have acted reasonably and in good faith in defending against any action initiated by Employer. Such reimbursement shall be paid within 10 days of Employee furnishing to Employer written evidence, which may be in the form, among other things, of a canceled check or receipt, of any costs or expenses incurred by Employee. Any such request for reimbursement by Employee shall be made no more frequently than at 60 day intervals.


                             SIGNATURE PAGE FOLLOWS


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      IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date and year first above written.

                              CITY HOLDING COMPANY


                              By:___________________________
                                   Name:  Robert A. Henson
                                   Title: Chief Financial Officer




                              EMPLOYEE:

                              ______________________________
                              Bernard C. McGinnis, III